                                   EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the "Agreement") made and entered into April 4, 2003 (the "Effective Date"), by and among Modern MFG Services, Inc., a Nevada corporation with a principal place of business in Washington ("Parent"), Modern Acquisition, Co., a Washington corporation and wholly-owned subsidiary of the Parent ("Merger Sub"), and Integrated Maritime Platforms International, Inc., a Washington corporation ("Integrated"), where Merger Sub will merge into Integrated and the separate corporate existence of Merger Sub shall cease, Integrated shall continue as the surviving corporation, become a wholly-owned subsidiary of Parent and still be known as Integrated Maritime Platforms International, Inc. (collectively, the Parties).

                                    RECITALS

     A. The Parties intend that the execution of this Agreement to adopt a "plan of reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").
     B. Upon the terms and subject to the conditions of this Agreement, Parent, Merger Sub and Integrated intend to enter into a business combination transaction.
     C. Immediately upon the Effective Time (as defined in Section 1.2) of the Merger (as defined herein), the Board of Directors of the Parent (as the combined Parent resulting from such business combination transaction) will consist of at least one (1) member, as set forth herein. It is also contemplated that the senior management of the combined company will, as set forth herein, consist of senior management from the Parent and Integrated.
     D. The Board of Directors of the Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Parent and fair to, and in the best interests of, the Parent and its stockholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.
     E. The Board of Directors of Integrated (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Integrated and fair to, and in the best interests of, Integrated and its shareholders and (ii) has approved this Agreement, the Merger, and the other transactions contemplated by this Agreement.
     F. The Certain Share Exchange agreement dated September 18, 2002 between the Parties (the "Share Exchange Agreement") is null and void. The Share Exchange Agreement no longer has full force and effect.
     G. The Parties intend that Parent be renamed as "Radix Marine, Inc." and will acquire a new trading symbol for Radix Marine, Inc. to be used on the Over-the-Counter Bulletin Board as soon as possible after the consummation of the Merger.
     H. The Parties agree that Parent shall close its offices and operations located at 6605 202nd SW, Lynnwood, Washington 98036 and move them to Integrated's existing offices located at 9119 Richtop Boulevard, Suite 360, Silverdale, Washington 98383 as soon as possible.
     I. The Parties agree that Parent shall (i) transfer funds from all its existing bank accounts to Integrated's bank accounts and (ii) close said bank accounts. The Parties also agree that (i) all existing bank accounts in the name of Integrated shall be change to "Radix Marine, Inc." and (ii) and any new bank accounts opened after the consummation of this Merger shall be open in the name of "Radix Marine, Inc."
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

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


                                    ARTICLE I

                                   THE MERGER

                                    SECTION 1

     1.1 1.1       THE MERGER. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Washington and Nevada Law, Merger Sub will merge into Integrated and the separate corporate existence of Merger Sub shall cease, Integrated shall continue as the surviving corporation and become a wholly-owned subsidiary the Parent (the "Merger"). The Parent shall be renamed as "Radix Marine, Inc." and continue as Radix Marine, Inc ("Radix Marine"). After the Merger, Parent is hereinafter referred to as "RADIX MARINE."

     1.2 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Article of Merger, substantially in the form of Exhibits A, B, and C, respectively, hereto (the "ARTICLES OF MERGER"), with the Secretary of State of the State of Washington and the Secretary of State of Nevada, in accordance with the relevant provisions of Washington and Nevada Law (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as defined herein). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Reorganization and the Articles of Merger. The closing of the Merger (the "CLOSING") shall take place at the offices of The Otto Law Group, PLLC, 900 Fourth Avenue, Suite 3140, Seattle, Washington 98164, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in this Agreement, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

     1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Washington and Nevada Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all assets, property, rights, privileges, powers and franchises of the Parent and Integrated shall vest in Radix Marine, and all debts, liabilities and duties of the Parent and Integrated shall become the debts, liabilities and duties of Radix Marine.

     1.4 ARTICLES OF INCORPORATION; BYLAWS. At the Effective Time, the Articles of Incorporation of the Parent, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of Radix Marine until thereafter amended as provided by law. Further, the Bylaws of the Parent, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of Radix Marine until thereafter amended.

     1.5 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, Integrated, or the holders of any of the following securities, the following shall occur:

     1.6           CONVERSION OF INTEGRATED COMMON STOCK.

                  (1) Each share of Common Stock of Integrated issued and outstanding immediately prior to the Effective Time, will be exchanged, on a 1-for-1 basis with each share of Common Stock of Merger Sub; and

                  (2) Each share of Common Stock of Integrated (the "INTEGRATED COMMON STOCK") will then be automatically converted (subject to Agreement) into the right to receive ten (10) (the "EXCHANGE RATIO") shares of Common Stock, at par value of $.001, of the Parent (the "PARENT COMMON STOCK") upon surrender of the certificate representing such share of Integrated Common Stock in the manner provided in Section 1.6 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in this

Agreement). If any shares of Integrated Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Integrated, then the shares of Parent Common Stock issued in exchange for such shares of Integrated Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Integrated shall take all action that may be necessary to ensure that, from and after the Effective Time, the Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

     1.7 PERCENTAGE OWNERSHIP. It is understood and agreed by the Parties that the aggregate number of shares of Parent Common Stock issuable to the Integrated shareholders by virtue of the Merger as of the date hereof shall equal approximately fifteen percent (15%) of the total issued and outstanding Parent Stock after the Merger (which, for the avoidance of doubt, assumes that all outstanding securities exercisable for, or convertible into, shares of Integrated Common Stock have not been so exercised or converted, and that all of the Integrated Stock Options have not been exercised), as adjusted to appropriately reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Integrated Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Integrated Common Stock occurring on or after the date hereof and prior to the Effective Time. All options, warrants or other securities of Integrated convertible into Parent Common Stock, whether authorized and unissued or issued and outstanding, upon issuance and/or conversion, represent approximately zero percent (0%) of the shares of Parent Common Stock outstanding on a fully-diluted basis, assuming consummation of the Merger (which, for the avoidance of doubt, assumes that all the Parent outstanding securities exercisable for, or convertible into, shares of Parent Common Stock have been so exercised or converted, and that all of the Parent Stock Options have been exercised as of the Effective Date).

     1.8           CAPITAL  STOCK OF  INTEGRATED.   Each  share  of   Integrated
Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into ten (10) validly issued, fully paid, duly authorized, nonassessable restricted shares of Parent Common Stock pursuant to this Agreement. Each certificate evidencing ownership of shares of Integrated Common Stock shall continue to evidence ownership of such shares of capital stock of the Parent. Any shares of Integrated Common Stock that are (i) owned by Integrated and (ii) owned by the Parent will be cancelled at the Effective Time. Integrated is aware that Parent Common Stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws. The legend set forth below on the certificate representing the converted Parent Common Stock shall state that (i) the shares of Parent Common Stock have not been registered and setting for the restriction on transfer contemplated hereby and (ii) the placing of a stop transfer order on the books of the Corporation and with any transfer agents against the Shares. The following legend shall be placed on certificates representing the shares of Parent Common Stock:

                    THE SECURITIES  REPRESENTED  HEREBY HAVE NOT BEEN REGISTERED
               UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, NOR MAY THE SECURITIES BE TRANSFERRED ON THE BOOKS OF THE PARENT, WITHOUT REGISTRATION OF SUCH SECURITIES UNDER ALL APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE PARENT, TO BE EVIDENCED BY AN OPINION OF SHAREHOLDER'S COUNSEL, IN FORM ACCEPTABLE TO THE PARENT, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.

     Each Integrated shareholder shall understand that at the present time Rule 144 promulgated under the Securities Act may not relied upon for the resale or distribution of the restricted shares of Parent Common Stock because the Parent Common Stock has not been registered pursuant to the Securities Act.

     1.9 ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted (such adjustment to be subject to the consent of the Parent, which shall not be unreasonably withheld) to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Integrated Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Integrated Common Stock occurring on or after the date hereof and prior to the Effective Time.

     1.10 FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Parent Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent one full share of Parent Common Stock (i.e. rounded down to the nearest whole share).

     1.11 EXCHANGE AGENT. Parent shall select Pacific Stock Transfer located at 500 East Warm Springs, Suite 240, Las Vegas, Nevada 89119, to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

     1.12 THE PARENT TO PROVIDE COMMON STOCK. Promptly after the Effective Time, the Parent shall make available to the Exchange Agent, for exchange in accordance with this Agreement, certificates representing the shares of Parent Common Stock issuable pursuant to this Agreement in exchange for outstanding shares of Parent Common Stock.

     1.13 EXCHANGE PROCEDURES. Promptly after the Effective Time, the Parent shall issue to each Integrated share holder of record (as of the Effective Time) a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Integrated Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to this Agreement, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock which such holders have the right to receive and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes to evidence only the ownership of the number of full shares of Integrated Common Stock into which such shares of Parent Common Stock shall be exchanged.

     1.14 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange hereof and, subject to applicable law, the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

     1.15 TRANSFERS OF OWNERSHIP. If certificates for shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefore are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to the Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in any name other than that of the registered holder of the

Certificates surrendered, or established to the satisfaction of the Parent or any agent designated by it that such tax has been paid or is not payable.

     1.16 NO LIABILITY. Notwithstanding anything to the contrary in this Agreement, neither the Exchange Agent, the Parent, Radix Marine nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Integrated Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.2 1.17 NO FURTHER OWNERSHIP RIGHTS IN INTEGRATED COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of shares of the Integrated Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Integrated Common Stock, and there shall be no further registration of transfers on the records of Integrated of shares of Integrated Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Parent for any reason, they shall be canceled and exchanged as provided in this Agreement.

     1.18 ISSUED PARENT COMMON STOCK AFTER THE DATE OF CONSUMMATION OF THIS AGREEMENT. Upon completion of the Parent's changing of its name to Radix Marine, Inc., all shares of Parent Common Stock issued after the date of consummation of this Agreement will be in the name of Radix Marine, Inc.

     1.3 1.19 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.4 1.20 TAKING OF NECESSARY ACTION, FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Radix Marine with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Parent and Integrated, the officers and directors of the Parent and Integrated will take all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE PARENT

                                   SECTION 2.

     The Parent represents and warrants to Integrated, subject to the exceptions specifically disclosed in writing and referencing a specific representation in the disclosure letter supplied by the Parent to Integrated dated as of the date hereof and certified by a duly authorized officer of the Parent (the "PARENT DISCLOSURE LETTER"), as follows:

     2.1 2.1       ORGANIZATION  OF THE  PARENT.  The   Parent is a  corporation
duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined herein) on the Parent.

     2.2 THE PARENT HAS NO SUBSIDIARIES. The Patent has no subsidiaries other than Merger Sub. Parent shall deliver or make available to the Integrated a true and correct copy of the Certificate of Incorporation and Bylaws of the Parent, as amended to date, and each such instrument is in full force and effect as soon as possible. The Parent is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent governing instruments.

When used in connection with the Parent, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Parent taken as a whole except for those changes, events and effects that are directly caused by (i) conditions affecting the United States economy as a whole, or (ii) conditions affecting the internet industry as a whole, which conditions (in the case of clause (i) or (ii)) do not affect the Parent in a disproportionate manner) or
(iii) conditions that in the good faith judgment of the Parent Board of Directors result principally from the execution or delivery of this Agreement or the announcement of the pendency of the Merger.


     2.2 2.3       PARENT  CAPITAL STRUCTURE. The  authorized  capital  stock of the Parent consists of shares of Common Stock of which there were approximately twenty-two million, five hundred seventy-eight thousand, and eight hundred seventy-two (22,578,372) shares issued and outstanding as of the date of this Agreement. All outstanding shares of Parent Common Stock are duly authorized and validly issued and are not subject to preemptive rights created by statute, the Article of Incorporation or Bylaws of the Parent or any agreement or document to which the Parent is a party or by which it is bound.

The Parent Disclosure Letter sets forth the following information with respect to each Parent Stock Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the particular plan pursuant to which such Parent Stock Option was granted; (iii) the number of shares of Parent Common Stock subject to such Parent Stock Option; (iv) the exercise price of such Parent Stock Option; (v) the date on which such Parent Stock Option was granted; and
(vi) the date on which such Parent Stock Option expires. The Parent has made available to Integrated accurate and complete copies of the Parent Stock Option Plans and the forms of all agreements evidencing the Parent Stock Options. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in the Parent Disclosure Letter of this Agreement, there are no commitments or agreements of any character to which the Parent is bound obligating the Parent to accelerate the vesting of any Parent Stock Option as a result of the Merger.

     2.3 2.4       OBLIGATIONS  WITH RESPECT TO CAPITAL STOCK.   Except  as  set
forth in Section 2.3 and the Parent Disclosure Letter of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of, or any securities exchangeable or convertible into or exercisable for, the Parent equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. There are no equity securities, partnership interests or similar ownership interests of the Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in this Agreement, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Parent is a party or by which it is bound obligating the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of the Parent or obligating the Parent to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of the Parent, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of the Parent.

     2.4 2.5       AUTHORITY.  The  Parent  has all  requisite  corporate  power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent. This Agreement has been duly executed and delivered by the Parent and, assuming the due authorization, execution and delivery by the Parent and constitutes a valid and binding obligation of the Parent, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by the Parent does not, and the performance of this Agreement by the Parent will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Parent or (ii) assuming the receipt of all material consents, waivers and approvals referred to in this Agreement, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Parent pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Parent is a party or by which the Parent or its or any of their respective properties are bound or affected. The Parent Schedules list all material consents, waivers and approvals under any of the Parent's agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required by or with respect to the Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Articles of Merger with the Secretary of State for the relevant jurisdictions, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings (if any) as may be required under applicable federal and state securities laws and the securities or antitrust laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations (if any) which if not obtained or made would not be material to the Parent or the Integrated or have a material adverse effect on the ability of the parties to consummate the Merger.

     2.6           PARENT'S SHAREHOLDER APPROVAL IS NOT REQUIRED FOR THE MERGER.
Pursuant to Nevada Revised Statute ("NRS") 92A.130, shareholder approval of the surviving domestic corporation (Parent) is not required if:

(1) "The articles of incorporation of the surviving domestic corporation will not differ from its articles before the merger." Parent's (surviving domestic corporation) Articles of Incorporation will remain the same after the Merger.

(2) "Each shareholder of the surviving domestic corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger." Each of Parent's existing shareholders will hold the same number of Parent Common Stock, with (i) identical designations, (ii) preferences, (iii) limitations, and (iv) relative rights immediately after the Merger.

(3) "The number of voting shares1 outstanding immediately after the merger, plus the number of voting shares issued as a result of the Merger, either by the conversion of securities pursuant to the merger or the exercise rights and warrants issued pursuant to the merger, will not exceed by more than twenty (20) percent the total number of voting shares of the surviving domestic corporation outstanding before the merger." The number of the voting shares immediately after the Merger (22,578,872), plus the number of voting shares issued as result of the Merger (4,000,000) equaling 26,578,872 exceed the voting shares


------------------

(1)  "Voting   shares"   means  shares  that   entitle   their  holder  to  vote
     unconditionally in elections of directors.

issued and outstanding immediately prior to the Merger by fifteen percent (15%), which is less than twenty percent (20%) of the voting shares of the Parent outstanding before the Merger.
(4) "The number of participating shares2 outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of participating shares outstanding immediately before the merger." The number of the participating shares immediately after the Merger (22,833,372), plus the number of participating shares issued as result of the Merger (4,000,000), equal 26,833,372, which is fifteen percent (15%), and does not exceed twenty percent (20%) of the participating shares of the Parent outstanding before the Merger.

     2.5 2.7       PARENT  FINANCIAL  STATEMENTS.   Each  of  the   consolidated
financial statements (including, in each case, any related notes thereto) of the Parent (the "THE PARENT FINANCIALS"), (x) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, and (y) fairly presented the consolidated financial position of the Parent and its subsidiaries as of and at the respective dates thereof and the consolidated results of the Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of the Parent as of December 31, 2002 as reflected in its Form 10-QSB filed on March 10, 2003, is hereinafter referred to as the "THE PARENT BALANCE SHEET." Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet the Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Parent taken as a whole, except liabilities (i) provided for in the Parent Balance Sheet, or (ii) incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices.

     2.6 2.8       PARENT SEC FILINGS; PARENT FINANCIAL STATEMENTS.

(a) The Parent has filed all forms, reports and documents required to be filed with the SEC since the date of this Agreement, and has made available to the Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Parent may file subsequent to the date hereof) are referred to herein as the "PARENT SEC REPORTS." As of their respective dates, the Parent SEC Reports (i) were prepared in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports (the "PARENT FINANCIALS"), including any Parent SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on

----------------------

2    "Participating   shares"   means  shares  that  entitle   their  holder  to
     participate without limitation in distributions

Form 10-QSB under the Exchange Act) and (z) fairly presented the financial position of the Parent as at the respective dates thereof and the results of the Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of the Parent contained in Parent SEC Reports as of March 10, 2003, is hereinafter referred to as the "PARENT BALANCE SHEET." Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet, the Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Parent and its subsidiaries taken as a whole, except liabilities (i) provided for in the Parent Balance Sheet, or (ii) incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices.

     2.7 2.9       ABSENCE OF CERTAIN CHANGES OR EVENTS.   Since the date of the
Parent Balance Sheet there has not been: (i) any Material Adverse Effect on the Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Parent's capital stock, or any purchase, redemption or other acquisition by the Parent of any of the Parent's capital stock or any other securities of the Parent or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Parent's capital stock, (iv) any granting by the Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Parent of any increase in severance or termination pay or any entry by the Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Parent of the nature contemplated hereby, (v) entry by the Parent into any licensing or other agreement with regard to the acquisition or disposition of any material Parent IP Rights (as defined in Section 2.12 other than licenses in the ordinary course of business consistent with past practice, (vi) any material change by the Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or
(vii) any revaluation by the Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

     2.8 2.10      TAXES.
DEFINITION OF TAXES. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all (i) federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, (ii) all interest, penalties and additions imposed with respect to such amounts, and (iii) any obligations to any tax authority under Treasury Regulation 1.1502-6 or any similar provision of state, local or foreign law.

     2.11 TAX RETURNS AND AUDITS. The Parent has timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by the Parent, except such Returns which are not material to the Parent, and have paid all Taxes shown to be due on such Returns. All such Returns are true, correct and complete in all material respects.

     The Parent as of the Effective Time will have withheld and paid over, as appropriate, with respect to its employees all federal and state, local and/or foreign income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

     The Parent has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Parent, nor has the Parent executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

     No audit or other examination of any Return of the Parent is presently in progress, nor has the Parent been notified of any request for such an audit or other examination. The Parent has not received a request for or an inquiry regarding a Return from any jurisdiction where it does not currently file a Return.

     No adjustment relating to any Returns filed by the Parent has been proposed formally or informally by any Tax authority to the Parent or any representative thereof and, to the knowledge of the Parent, no basis exists for any such adjustment that would be material to the Parent.

     The Parent does not have any liability for unpaid Taxes which has not been accrued for or reserved on the Parent Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to the Parent, and the Parent has not incurred any liability for Taxes other than in the ordinary course of business since the date of the Parent Balance Sheet. There is no lien for Taxes on the assets of the Parent other than inchoate liens for Taxes not yet due.

     None of the Parent's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

     There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Parent that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 162, 280G or 404 of the Code.

     The Parent has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Parent.

     The Parent is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes payable by the Parent.

     The Parent has never been a member of a consolidated, combined or affiliated group or is a party to or affected by any tax-sharing or allocation agreement or arrangement.

     The Parent Schedules list (A) any Tax exemption, Tax holiday or other Tax-sparing arrangement that the Parent has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement and (B) any expatriate tax programs or policies affecting the Parent. The Parent is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any Governmental Entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order (the "PARENT SCHEDULES").

     The Parent is not a party to or otherwise subject to any arrangement entered into in anticipation of the Closing, not in accordance with past practice and not required by this Agreement, that could reasonably be expected to have the effect of (i) the recognition of a deduction or loss before the Closing Date and a corresponding recognition of taxable income or gain by the Parent after the Closing Date or (ii) the recognition of taxable income or gain by the Parent after the Closing Date without the receipt of or entitlement to a corresponding amount of cash.

         Except as set forth in this Agreement, no closing agreement, written ruling, or determination letter with respect to Taxes, or any equivalent written decision from a foreign jurisdiction, has been received from, and no closing or other similar agreement has been executed with, any Tax or other governmental authority that will be binding upon the Parent after the Closing.

         The Parent has properly withheld on all amounts paid to Persons located or incorporated outside of the United States and have paid the appropriate amounts withheld to the proper governmental authorities.

         The Parent has not been a party to a transaction intended to qualify under Section 355 of the Code (whether as distributing or distributed Parent) within the last five years.

     2.1  2        INTELLECTUAL  PROPERTY.  To  the   knowledge of  the  Parent,
the Parent owns, or has the right to use, sell or license all intellectual property necessary or required for the conduct of its respective businesses as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the "PARENT IP Rights").

The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any of the Parent's IP Rights to which the Parent is a party or by which, to its knowledge, it is bound or affected, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any the Parent IP Rights or materially impair the right of the Parent or the Radix Marine to use, sell or license any the Parent IP Rights or portion thereof.

To the knowledge of the Parent, the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by the Parent does not violate any license or agreement between the Parent and any third party nor infringe any intellectual property right of any other party.

There is no pending or, to the knowledge of the Parent, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any the Parent IP Rights, nor has the Parent received any written notice asserting that any of the Parent IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party. The Parent Disclosure Letter lists each patent held by the Parent and the expiration date of each such patent. The Parent has taken commercially reasonable steps designed to safeguard and maintain the confidentiality of, and its proprietary rights in, all the Parent IP Rights.

     2.9 2.13 COMPLIANCE; PERMITS; RESTRICTIONS. The Parent is not in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Parent or by which the Parent or any of its respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Parent is a party or by which the Parent or its properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to the Parent's knowledge, threatened against the Parent, nor has any Governmental Entity indicated an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon the Parent which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Parent, any acquisition of material property by the Parent or the conduct of business by the Parent as currently conducted.

The Parent holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to the operation of the business of the Parent (collectively, the "PARENT PERMITS"). The Parent is in compliance in all material respects with the terms of the Parent Permits. Except as disclosed in the Parent Disclosure Letter, the Parent has no knowledge of any pending regulatory action of any sort against the Parent, or the Parent's products by any regulatory agency or any other duly authorized governmental authority which could have a Material Adverse Effect on the Parent or in any material way limit or restrict the ability of the Parent to market its existing products. Except as set forth in the Parent Disclosure Letter, the Parent, has not knowingly committed or permitted to exist any violation of the rules and regulations of any regulatory agency or any other duly authorized governmental authority.

     2.10 2.14 LITIGATION. Except as disclosed in the Parent Disclosure Letter, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which the Parent has received any notice of assertion nor, to the Parent's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against the Parent which reasonably would be likely to be material to the Parent, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     2.11 2.15     EMPLOYEE BENEFIT PLANS AND EMPLOYMENT MATTERS.


     2.12  (a)     The  Parent  has no employee benefit  plans, pension plans or multi-employee Plans

           (b)     EMPLOYMENT  MATTERS.  To the Parent's  knowledge,  the Parent
(i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Parent Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Parent Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and
(iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Parent Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Parent under any worker's compensation policy or long-term disability policy. To the Parent's knowledge, no employee of the Parent has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by the Parent and disclosing to the Parent or using trade secrets or proprietary information of any other person or entity.

     2.13 2.16 ABSENCE OF LIENS AND ENCUMBRANCES. Except as set forth in the Parent Disclosure Letter, the Parent has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Parent Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to the Parent.

     2.14  2.17    ENVIRONMENTAL  MATTERS.  The  Parent  has  complied  and   is
in compliance with all Environmental, Health and Safety Requirements.

Without limiting the generality of the foregoing, the Parent has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of its facilities and the operation of its business.

The Parent has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under Environmental, Health, and Safety Requirements.

     2.15 2.18 LABOR MATTERS. No work stoppage or labor strike against the Parent is pending, threatened or reasonably anticipated. The Parent does not have knowledge of any activities or proceedings of any labor union to organize any Parent Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Parent, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Parent Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Parent. The Parent has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Parent is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Parent Employees and no collective bargaining agreement is being negotiated by the Parent. The Parent is and has been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, any federal regulation or any similar state or local law).

     2.16 2.19     AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as set forth in the Parent Disclosure Letter, the Parent is not a party to nor is it bound by:

any employment or consulting agreement, contract or commitment with any officer or director level employee or member of the Parent's Board of Directors, other than those that are terminable by the Parent on no more than thirty (30) days notice without liability or financial obligation; any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between the Parent and any of its officers or directors; any agreement, contract or commitment containing any covenant limiting the freedom of the Parent to engage in any line of business or compete with any person or granting any exclusive distribution rights; any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or any material joint marketing or development agreement.

     The Parent, or to the Parent's knowledge any other party to a Parent Contract (as defined herein), has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Parent is a party or by which it is bound of the type described in clauses (a) through (f) above (any such agreement, contract or commitment, a "PARENT CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Parent Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to the Parent.

     2.20 BOARD APPROVAL. The Board of Directors of the Parent has, as of the date of this Agreement, determined that the Merger is fair to, and in the best interests of the Parent.

                            [continued on next page]

                  REPRESENTATIONS AND WARRANTIES OF INTEGRATED

                                   SECTION 3.

     Integrated represent and warrant to the Parent, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by Integrated to the Parent dated as of the date hereof and certified by a duly authorized officer of Integrated (the "INTEGRATED DISCLOSURE LETTER"), as follows:

     2.17 3.1 ORGANIZATION OF THE INTEGRATED. Integrated is a corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined herein) on Integrated.

Integrated has delivered or made available to the Parent a true and correct copy of the Certificate of Incorporation and Bylaws of Integrated, each as amended to date, and each such instrument is in full force and effect. Integrated is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent governing instruments.

When used in connection with Integrated, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Integrated and its subsidiaries taken as a whole except for those changes, events and effects that are directly caused by (i) conditions affecting the United States economy as a whole, or (ii) conditions affecting the internet industry as a whole, which conditions (in the case of clause (i) or (ii)) do not affect the Parent in a disproportionate manner), or (iii) conditions that in the good faith judgment of the Parent's Board of Directors result principally from the execution or delivery of this Agreement or the announcement of the pendency of the Merger.

     3.2 INTEGRATED CAPITAL STRUCTURE. The authorized capital stock of Integrated consists of shares of Common Stock, no par value, of which as of the Effective Time there are four hundred thousand (400,000) shares issued and outstanding and zero (0) shares of Preferred Stock of which no shares are issued or outstanding as of the date of this Agreement. All outstanding shares of Integrated Common Stock are duly authorized, validly issued, fully paid and nonassessable and are subject to preemptive rights pursuant to the Articles of Incorporation of Integrated.

     2.18 3.3 OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. Except as set forth in the Integrated Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Integrated, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Integrated owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any of Integrated, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 3, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Integrated is a party or by which it is bound obligating Integrated to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of Integrated or obligating Integrated to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Integrated, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Integrated or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries

     2.19 3.4 AUTHORITY.


     2.20 (a) Integrated has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Integrated, subject only to the filing of the Articles of Merger pursuant to Washington Law. This Agreement has been duly executed and delivered by Integrated and, assuming the due authorization, execution and delivery by the Parent, constitutes the valid and binding obligation of Integrated, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Integrated does not, and the performance of this Agreement by each of the Parent and Integrated will not (i) conflict with or violate the Articles of Incorporation or Bylaws of Integrated, or (ii) assuming the receipt of all material consents, waivers and approvals referred to in the last sentence of this Section 3.4(a), result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Integrated rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Integrated pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Parent Integrated is a party or by which the Parent or its or any of its respective properties are bound or affected. The Integrated Schedules list all material consents, waivers and approvals under any of the Integrated's agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

             (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Integrated in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada and the Secretary of State of the State of Washington, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings (if any) as may be required under applicable federal and state securities laws and the securities or antitrust laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations (if any) which if not obtained or made would not be material to the Parent or Integrated or have a material adverse effect on the ability of the parties to consummate the Merger.

     2.21 3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of Integrated Balance Sheet there has not been: (i) any Material Adverse Effect on Integrated, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Integrated's capital stock, or any purchase, redemption or other acquisition by Integrated of any of Integrated's capital stock or any other securities of Integrated or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Integrated's capital stock, (iv) any granting by Integrated of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Integrated of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Integrated of any increase in severance or termination pay or any entry by Integrated into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Integrated of the nature contemplated hereby, (v) entry by Integrated into any licensing or other agreement with regard to the acquisition or disposition of any material Integrated IP Rights (as defined in this Agreement) other than licenses in the ordinary course of business consistent with past practice, (vi) any material change by Integrated in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any revaluation by Integrated of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

2.22 3.6 TAX.

TAX RETURNS AND AUDITS.

     Integrated has timely filed all Returns relating to Taxes required to be filed by Integrated, except such Returns that are not material to Integrated, and have paid all Taxes shown to be due on such Returns.

     Integrated as of the Effective Time will have withheld and paid over, as appropriate, with respect to its employees all federal and state, local and/or foreign income taxes, FICA, FUTA and other Taxes required to be withheld.

     Integrated has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Integrated, nor has Integrated executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

     No audit or other examination of any Return of Integrated is presently in progress, nor has Integrated been notified of any request for such an audit or other examination.

     No adjustment relating to any Returns filed by Integrated has been proposed formally or informally by any Tax authority to Integrated or any representative thereof and, to the knowledge of Integrated, no basis exists for any such adjustment which would be material to Integrated.

     Integrated has no liability for unpaid Taxes which has not been accrued for or reserved on Integrated Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Integrated, and the Parent has not incurred any liability for Taxes other than in the ordinary course of business since the date of the Parent Balance Sheet.

     None of Integrated's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

     There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Integrated that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code.

     Integrated has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Integrated.

     Integrated is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.
                                       22

     Integrated has granted no power of attorney that is currently in force with respect to any matter relating to Taxes payable.

     Integrated is not, nor has it been, a member of a consolidated, combined or affiliated group or is a party to or affected by any tax-sharing or allocation agreement or arrangement.

     Integrated Schedules list (y) any Tax exemption, Tax holiday or other Tax-sparing arrangement that Integrated has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement and (z) any expatriate tax programs or policies affecting Integrated. Each of Integrated and its subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any Governmental Entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order.

     2.23 3.7      INTELLECTUAL  PROPERTY.  Except   as  set   forth   in   this
Agreement, Integrated does not own or have the right to use, pursuant to a license, sublicense, agreement or permission, any intellectual property.

     2.24 3.8 COMPLIANCE; PERMITS; RESTRICTIONS. Integrated is not, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Integrated or by which Integrated or any of its is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Integrated is a party or by which Integrated or its properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to Integrated's knowledge, threatened against Integrated, nor has any Governmental Entity indicated an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Integrated which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Integrated, any acquisition of material property by Integrated or the conduct of business by Integrated as currently conducted.

Integrated and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to the operation of the business of Integrated (collectively, the "INTEGRATED PERMITS"). Integrated and its subsidiaries are in compliance in all material respects with the terms of Integrated Permits.

     3.9 RELATED MATTERS. Except as disclosed in Integrated Disclosure Letter, Integrated has no knowledge of any pending regulatory action of any sort against Integrated by any regulatory agency or any other duly authorized governmental authority in any jurisdiction which could have a Material Adverse Effect on Integrated. Except as disclosed in Integrated Disclosure Letter, Integrated has not knowingly committed or permitted to exist any violation of the rules and regulations of any regulatory agency or any other duly authorized governmental authority.

     2.25 3.10 LITIGATION. Except as disclosed in Integrated Disclosure Letter, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Integrated has received any notice of assertion nor, to Integrated's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Integrated which reasonably would be likely to be material to Integrated, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     2.26 3.11 Employee Benefit Plans and Employment Matters.

     Integrated has no employee benefit plans, pension plans or multi-employee Plans.

     3.12 EMPLOYMENT MATTERS. To Integrated's knowledge, Integrated (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Integrated Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Integrated Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Integrated under any worker's compensation policy or long-term disability policy. To Integrated's knowledge, no Integrated Employee has violated any employment contract, nondisclosure agreement or non-competition agreement by which such employee is bound due to such employee being employed by Integrated and disclosing to Integrated or using trade secrets or proprietary information of any other person or entity.

     2.27 3.13 ABSENCE OF LIENS AND ENCUMBRANCES. Integrated has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in Integrated Financials, as documented in the Parent's Form-10QSB for the quarter ending December 31, 2002, that was filed on March 10, 2003, and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Integrated.

     2.28 3.14 ENVIRONMENTAL MATTERS. Integrated has complied and is in compliance with all Environmental, Health and Safety Requirements.

Without limiting the generality of the foregoing, Integrated has obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of its facilities and the operation of its business.

Integrated has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under Environmental, Health, and Safety Requirements.

     2.29 3.15     LABOR MATTERS. Integrated has zero (0) full-time employees.

     2.30 3.16     AGREEMENTS,  CONTRACTS AND  COMMITMENTS.  Except as set forth in Integrated  Disclosure Letter,  Integrated is neither a party to nor is bound by:

any employment or consulting agreement, contract or commitment with any officer or director level employee or member of Integrated's Board of Directors, other than those that are terminable by Integrated on no more than thirty days notice without liability or financial obligation; any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between the Parent and any of its officers or directors; any agreement, contract or commitment containing any covenant limiting the freedom of the Parent to engage in any line of business or compete with any person or granting any exclusive distribution rights; any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or any material joint marketing or development agreement. Integrated, nor to Integrated's knowledge any other party to a Integrated Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Parent is a party or by which it is bound of the type described in clauses (a) through (f) above (any such agreement, contract or commitment, a "INTEGRATED CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Integrated Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to Integrated.. 2.31
3.17 Change of Control Payments. There is no plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers or directors of Integrated as a result of or in connection with the Merger.

     2.32 3.18 Board Approval. The Board of Directors of Integrated has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of Integrated and its shareholders, and (ii) to recommend that the shareholders of Integrated approve the issuance of shares of Integrated Common Stock by virtue of the Merger.

     2.33 3.19 NO LISTING ON ANY STOCK EXCHANGES. Integrated's Common Stock is not listed on any stock exchanges (i.e., the Over the Counter Bulletin Board).

                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

                                   SECTION 4.

     4.1 4.1       PUBLIC DISCLOSURE. The Parent and the Integrated will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the Over the Counter Bulletin Board.

     4.2 4.2       LEGAL REQUIREMENTS. The Parent, Integrated and the Merger Sub
will use each of its respective reasonable commercial efforts to take all actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals by or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such filings with or investigations by any Governmental Entity, and any other such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. The Parent will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Parent Common Stock pursuant hereto. Integrated will use its commercially reasonable efforts to assist the Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

     4.3 4.3       THIRD PARTY  CONSENTS. As soon as  practicable  following the date hereof and if required, the Parent and the Integrated will each use its commercially reasonable efforts to obtain all material consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     4.4 4.4       NOTIFICATION  OF CERTAIN  MATTERS.  The Parent and Integrated
will give prompt notice to Integrated, and Integrated will give prompt notice to the Parent, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time such that the conditions set forth in this Agreement, as the case may be, would not be satisfied as a result thereof or (b) any material failure of the Parent or Integrated, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     4.5 4.5       REASONABLY  COMMERCIAL EFFORTS AND FURTHER  ASSURANCES.
Subject to the respective rights and obligations of the Parent and Integrated under this Agreement, each of the parties to this Agreement will use its reasonably commercial efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; provided that neither the Parent nor Integrated nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Subject to the foregoing, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

     4.6 4.6       STOCK  OPTIONS  AND  EMPLOYEE  BENEFITS.  At  the   Effective
Time, Integrated's Stock Option Plans and each outstanding Integrated Stock Option under Integrated's Stock Option Plan, whether or not exercisable, will be assumed by the Parent. Each Integrated Stock Option so assumed by the Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Integrated Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Integrated Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Integrated Common Stock that were issuable upon exercise of such Integrated Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Integrated Stock Option will be equal to the quotient determined by dividing the exercise price per share of Integrated Common Stock at which the Integrated Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, the Parent will issue to each holder of an outstanding Integrated Stock Option a notice describing the foregoing assumption of such Integrated Stock Option by the Parent.

The Parent has reserved sufficient shares of Parent Common Stock for issuance under this Agreement.

     4.7 DOING BUSINESS AS "RADIX MARINE, INC., AND TRADING SYMBOL. After the Merger has been consummated, the Parent shall do business as "Radix Marine, Inc." and will acquire a new trading symbol to be used for Radix Marine, Inc., on the Over-the-Counter Bulletin Board ("OTCBB") effective as soon as possible.

     4.8 CONSOLIDATION OF PARENT'S AND INTEGRATED'S OPERATIONS TO INTEGRATED'S PRESENT LOCATION. The Parties agree that Parent shall close its offices and operations located at 6605 202nd SW, Lynnwood, Washington 98036, and move them to Integrated's existing offices located at 9119 Richtop Boulevard, Suite 360, Silverdale, Washington 98383 as soon as possible.

     4.9 INDEMNIFICATION. The Bylaws of Radix Marine will honor, and the Parent will cause Radix Marine to honor, the provisions with respect to indemnification set forth in the Bylaws of Integrated immediately prior to the Effective Time, which provisions will not be amended, repealed or otherwise modified for a period after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of Integrated, unless such modification is required by law.

     4.10    BOARD OF DIRECTORS AND CERTAIN OFFICERS OF THE PARENT.

     (a) The Board of Directors of the Parent will take all actions necessary to cause the Board of Directors of the Parent, immediately after the Effective Time, to consist of up to seven (7) persons, and all of whom will be Parent designees prior to the Effective Time (the "PARENT DESIGNEES"). If, prior to the Effective Time, any of the Parent Designees or Integrated's designees shall decline or be unable to serve as a director of the Parent or Radix Marine, the Parent (if such person was designated by the Parent) or the Parent (if such person was designated by Parent) shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to the other party.

ARTICLE V

                            CONDITIONS TO THE MERGER

                                   Section 5.

     5.1 5.1       CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER.
The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     5.2 NO ORDER. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     5.2 5.3       ADDITIONAL   CONDITIONS  TO  OBLIGATIONS  OF  THE PARENT. The
obligation of the Parent to consummate and effect the Merger shall be subject to the satisfaction by Integrated at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the
Parent:

     5.4 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Integrated contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of Integrated contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 3) where the failure to be so true and correct would not have a Material Adverse Effect on Integrated.

     5.5 AGREEMENTS AND COVENANTS. Integrated shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.

     5.6           MATERIAL  ADVERSE  EFFECT.   No   Material    Adverse  Effect
with respect to Integrated shall have occurred since the date of this Agreement.

     5.7 5.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF INTEGRATED. The obligations of Integrated to consummate and effect the Merger shall be subject to the satisfaction by the Parent at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Parent:

     5.8 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Parent contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of the Parent contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in this Agreement) where the failure to be so true and correct would not have a Material Adverse Effect on the Parent.

     5.9 AGREEMENTS AND COVENANTS. The Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. 5.10 Material Adverse Effect. No Material Adverse Effect with respect to the Parent shall have occurred since the date of this Agreement.

                                   ARTICLE VI

                        TERMINATION, AMENDMENT AND WAIVER

                                   Section 6.

     6.1 6.1       TERMINATION.  This Agreement may  be  terminated  at  ny time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the board of directors of the Parent or the approval of the issuance of Parent Common Stock in connection with the Merger, by the board of directors of Integrated, or as follows:

(i) by mutual written consent duly authorized by the Boards of Directors of the Parent and Integrated;

(ii) by either the Parent or Integrated if the Merger shall not have been consummated by April 21, 2003, provided, however, that the right to terminate this Agreement under this Section 6.1 shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(iii) by either the Parent or Integrated if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (an "ORDER"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

(iv) by the Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Integrated set forth in this Agreement, or if any representation or warranty of Integrated shall have become untrue, in either case such that the conditions set forth in Section 5.3, Section 5.4, or Section
5.5 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Integrated's warranties or breach by Integrated is curable prior to April 21, 2003 by Integrated through the exercise of its commercially reasonable efforts, then the Parent may not terminate this Agreement under this Section provided the Integrated continues to exercise such commercially reasonable efforts to cure such breach; or

(v) by Integrated, upon a breach of any representation, warranty, covenant or agreement on the part of the Parent set forth in this Agreement, or if any representation or warranty of the Parent shall have become untrue, in either case such that the conditions set forth in Section 5.7, Section 5.8, or Section
5.9 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Parent's representations and warranties or breach by the Parent is curable prior to April 21, 2003 by the Parent through the exercise of its commercially reasonable efforts, then the Integrated may not terminate this Agreement under this Section 6.1 provided the continues to exercise such commercially reasonable efforts to cure such breach.

         (a) by Integrated if at any time prior to the Effective Time (including any extension of the Effective Time) the Parent's Over the Counter Bulletin Board listing of its Common Stock is terminated.

     6.2 6.2       NOTICE  OF  TERMINATION;   EFFECT  OF    TERMINATION.     Any
termination of this Agreement under Section 6.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 6.2, Section 6.3 and Section 7 ("General Provisions"), each of which shall survive the termination of this Agreement, and
(ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     6.3 6.3       FEES AND  EXPENSES.  All  fees   and  expenses   incurred  in
connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that the Parent and Integrated shall share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in relation to the printing and filing of any SEC filings (including any registration statement) and any amendments or supplements thereto (including financial statements and exhibits).

                                   ARTICLE VII

                               GENERAL PROVISIONS

                                   Section 7.

     7.1 7.1       NON-SURVIVAL  OF  REPRESENTATIONS,  WARRANTIES AND COVENANTS.
The representations and warranties of the Parent, the Parent and Integrated contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     7.2 7.2       NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

     If to the Parent:

                            Modern MFG Services, Inc.
                            6605 202nd SW
                            Lynnwood, WA  98036

     If to the Merger Sub:

                            Modern Acquisition, Inc.
                            9119 Richtop Blvd., Suite 360
                            Silverdale, WA 98383

     If to Integrated:

                            Integrated Maritime Platforms International, Inc. 9119 Richtop Blvd., Suite 360
                            Silverdale, WA 98383

     with a copy to:
                            The Otto Law Group, PLLC
                            900 Fourth Avenue, Suite 3140
                            Seattle, Washington 98164

     7.3 7.3       INTERPRETATION.  When a reference   is made in this Agreement
to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be "deemed to include" all direct and indirect subsidiaries of such entity. References herein to "Sections" are references to Sections hereof unless otherwise stated herein.

     7.4 7.4       COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     7.5 7.5       ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES.  This  Agreement
and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Parent Disclosure Letter and the Integrated Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

     7.6 7.6       SEVERABILITY.  In  the  event  that  any  provision  of  this
Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     7.7 7.7       OTHER REMEDIES; SPECIFIC PERFORMANCE.   Except  as  otherwise
provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     7.8 7.8       GOVERNING LAW. This  Agreement  shall  be   governed  by  and
construed in accordance with the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the State of Nevada and the federal district courts sitting in the State of Nevada, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Nevada for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     7.9 7.9       RULES OF CONSTRUCTION. The Parties  hereto  agree   that they
have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction because the Parties have each participated in drafting this agreement and all supporting documents.

     7.10 7.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     7.11 7.11 DEFINITION OF "KNOWLEDGE". Wherever used in this Agreement, the term "KNOWLEDGE" shall mean the actual knowledge of: (a) in the case of the Parent and Merger Sub, respectively, its (i) Chief Executive Officer or highest ranking officers; and (b) in the case of the Integrated, its President.

                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the Effective Date written above.

                                       MODERN MFG SERVICES, INC.


                                       By:
                                             ---------------------------------


                                       Name: ---------------------------------


                                       Title:---------------------------------



                                       INTEGRATED MARITIME PLATFORMS
                                       INTERNATIONAL, INC.


                                       By:
                                             ---------------------------------


                                       Name: ---------------------------------


                                       Title:---------------------------------



                                       MODERN ACQUISITION, INC.


                                       By:
                                             ---------------------------------


                                       Name: ---------------------------------


                                       Title:---------------------------------


--------

1 "Voting shares" means shares that entitle their holders to vote unconditionally in elections of directors. 2 "Participating shares" means shares that entitle their holders to participate without limitation in distributions.